Exhibit 99.1

DANAHER CORPORATION ANNOUNCES RECORD THIRD QUARTER RESULTS

WASHINGTON, D.C., October 20, 2005 — Danaher Corporation (NYSE:DHR) announced today that net earnings for its third quarter ended September 30, 2005 were $229 million, or $0.70 per diluted share, 14% higher than its 2004 third quarter net earnings of $201 million, or $0.62 per diluted share. Sales for the 2005 third quarter were $1,966 million, 12.5% higher than the $1,745 million reported for the 2004 third quarter.

Net earnings for the first nine months of 2005, including the effect of approximately $0.04 per share of one time gains in the first nine months, were $646 million, or $1.98 per diluted share, compared with $528 million, or $1.63 per diluted share for 2004, an increase of 22.5%. Sales for the first nine months of 2005 were $5,721 million compared to $4,910 million for the first nine months of 2004, an increase of 16.5%.

H. Lawrence Culp, Jr., President and Chief Executive Officer, stated, “Once again, we are pleased to report record quarterly earnings. Growth from existing businesses, also known as core revenues was 4%. Total sales growth for the quarter also included acquisition growth of 8.5%. Our operating cash flow for the first nine months of 2005 of $902 million was another record and a 17.5% increase over the first nine months of 2004.”

Danaher Corporation is a leading manufacturer of Professional Instrumentation, Industrial Technologies, and Tools and Components. (www.danaher.com)

Statements in this release and the attachments to this release that are not strictly historical may be “forward-looking” statements. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements. These factors include, among other things, litigation and other contingent liabilities, the Company’s ability to achieve projected efficiencies and cost reductions, economic conditions in the end-markets the Company sells into, the Company’s ability to expand its business in new geographic markets, commodity costs and surcharges, competition, market demand for new products, currency exchange rates, the integration of acquired businesses, changes in the market for acquisitions and divestitures and general economic conditions. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in our SEC filings, including our 2004 Annual Report on Form 10-K and Third Quarter 2005 Quarterly Report on Form 10-Q.

To download a copy of the full earnings report, please go to www.danaher.com

Please contact:

Andy Wilson

Vice President, Investor Relations

Danaher Corporation

2099 Pennsylvania Avenue

Washington, D.C. 20006

Telephone: (202) 828-0850